Exhibit 18

Execution Version

PURCHASE AGREEMENT,

dated as of

May 16, 2025,

by and among

THE SELLERS IDENTIFIED HEREIN,

and

THE BUYERS IDENTIFIED HEREIN

Schedule A	Purchased Interests

i

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of May 16, 2025, is entered into by and among:

(i) the parties identified as “Sellers” on the signature page to this Agreement (collectively, “Sellers” and each a “Seller”); and

(ii) the parties identified as “Buyers” on the signature page to this Agreement (collectively, “Buyers” and each a “Buyer”).

The Sellers and Buyers are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Sellers own the equity interests and assets set forth on Schedule A (the “Purchased Interests”) next to their name; and

WHEREAS, each Seller desires to sell to the Applicable Buyer identified on Schedule A the Purchased Interests indentified on Schedule A, and such Buyer desires to acquire such Purchased Interests, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions.

As used herein, the following terms have the following meanings:

“1933 Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Action” means any action, suit, litigation, arbitration or proceeding by or before a Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the power to direct the management or policies of a Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, writ or stipulation enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Buyer” means, with respect to a Seller, the Buyer or Buyers acquiring Purchased Interests from such Seller (as described on Schedule A).

“Applicable Purchased Interests” means, (x) with respect to a Buyer, the Purchased Interests being acquired by such Buyer from all Applicable Sellers (as described on Schedule A), and (y) with respect to a Seller, the Purchased Interests being sold by such Seller to all Applicable Buyers (as described on Schedule A).

“Applicable Sale” means, (x) with respect to a Buyer, the Sale transaction or transactions in which such Buyer is buying Purchased Interests (as described on Schedule A), and (y) with respect to a Seller, the Sale transaction or transactions in which such Seller is selling Purchased Interests (as described on Schedule A)

“Applicable Seller” means, with respect to a Buyer, the Seller or Sellers from whom such Buyer is acquiring Purchased Interests (as described on Schedule A).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Governmental Authority” means any transnational, domestic or foreign federal, state, county, municipal or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, any executive, legislative, judicial, regulatory taxing or other governmental entity, any national stock exchange and any legislative body or legislative committee (including the U.S. Senate Committee on Commerce, Science and Transportation).

“HWL” means Howard W. Lutnick.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge or security interest in respect of such property or asset.

“Organizational Documents” means, with respect to any Person, such Person’s trust deed, trust declaration, agreement of trust, certificate of incorporation or formation or organization, articles of organization, bylaws, partnership agreement, limited partnership agreement, limited liability company agreement, operating agreement, or other similar governing documents of such Person, each as amended through the date hereof.

“Other Sale Transactions” means the sale and purchase transactions contemplated by the following agreements: (a) the Purchase Agreement, dated as of May 16, 2025, by and between HWL, as Trustee of the Howard W. Lutnick Revocable Trust, created by a Trust Agreement dated October 7, 2002, by and between HWL, as Grantor and Trustee, as amended through the date hereof (the “Howard W. Lutnick Revocable Trust”) and Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees of the trust known as the BGL Management Trust, created by an Agreement of Trust made May 13, 2025, between HWL, as Grantor, and Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees and Distribution Trustees, and Peak Trust Company – NV, as Administrative Trustee; (b) the Purchase Agreement, dated as of May 16, 2025, by and between HWL, as Trustee of the Howard W. Lutnick Revocable Trust, and Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees of the trust known as the CJL Management Trust, created by an Agreement of Trust made May 13, 2025, between HWL, as Grantor, and Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees and Distribution Trustees, and Peak Trust Company – NV, as Administrative Trustee; (c) the Purchase Agreement, dated as of May 16, 2025, by and between HWL, as Trustee of the Howard W. Lutnick Revocable Trust, and Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees of the trust known as the KSL Management Trust, created by an Agreement of Trust made May 13, 2025, between HWL, as Grantor, and Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees and Distribution Trustees, and Peak Trust Company – NV, as Administrative Trustee; (d) the Purchase Agreement, dated as of May 16, 2025, by and between HWL, as Trustee of the Howard W. Lutnick Revocable Trust, and Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees of the trust known as the RGL Management Trust, created by an Agreement of Trust made May 13, 2025, between HWL, as Grantor, and Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees and Distribution Trustees, and Peak Trust Company – NV, as Administrative Trustee; and (e) the Purchase Agreement, dated as of May 16, 2025, by and between HWL, as Trustee and Investment Trustee of the trusts identified therein, and Brandon Lutnick, as Investment Trustee of the trust known as Dynasty Trust A, created under an Agreement of Trust made May 13, 2025, between Edith M. Lutnick, as Grantor, Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees and Distribution Trustees, and The Bryn Mawr Trust Company of Delaware, as Administrative Trustee.

“Permitted Liens” means (i) Liens that will be terminated concurrently with the Closing, (ii) transfer restrictions arising under applicable securities laws, (iii) Liens arising under the organizational documents of the issuer of the securities, or (iv) Liens created by Buyer.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Remedies Exception” means:

(a)	applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar Applicable Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally; and

(b)	the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Representatives” means, with respect to any Party, such Party’s and its Affiliates’ directors, officers, employees, advisors (including financial advisors, attorneys, accountants, actuaries and consultants) and agents.

Section 1.02 Other Definitional and Interpretative Provisions.

(a)	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The word “or” shall be inclusive and not exclusive.

(c)	The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d)	References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.

(e)	All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(f)	Any capitalized terms used in any Exhibit, Annex or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(g)	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(h)	As context requires, any masculine gender shall include the feminine and neuter genders; any feminine gender shall include the masculine and neuter genders; and any neuter gender shall include masculine and feminine genders.

(i)	Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(j)	“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k)	References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

(l)	References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(m)	References to any Person include the successors and permitted assigns of that Person.

(n)	References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(o)	The symbol “$” refers to United States Dollars, the lawful currency of the United States of America.

(p)	The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

(q)	References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

(r)	Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

Article II
THE PURCHASE AND SALE

Section 2.01 Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell and deliver to the Applicable Buyer and the Applicable Buyer shall purchase and acquire all rights, title and interests in and to the Applicable Purchased Interests (as indicated on Schedule A) (together with any distributions or dividends and allocations of profit or loss or any undistributed income or losses on such Purchased Interests between the date of this Agreement and prior to the Closing, but excluding any tax distributions in respect of undistributed (and not received) income allocations), free and clear of all Liens (other than Permitted Liens) in exchange for payment to such Seller (or its designees) pursuant to Section 2.02(c)(i) of the amounts set forth in Schedule A for the Applicable Purchased Interests (the “Purchase Price”) (each such transaction, a “Sale”). It is the intention of the Parties that other than the consideration payable under this Agreement, and any tax distributions in respect of undistributed (and not received) income allocations with respect to the Purchased Interests, each Seller will receive no economic benefits associated with the Purchased Interests.

Section 2.02 Closing.

(a)	Upon the terms and subject to the conditions of this Agreement, the closing of the Sales (the “Closing”) shall take place via the electronic exchange of documents and signatures on a date that is three Business Days after the date on which the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party entitled to the benefit of such conditions, or on such other date as all Buyers and Sellers may mutually agree (such date being the “Closing Date”).

(b)	Prior to the Closing Date, each Seller shall deliver to the Applicable Buyer wire transfer instructions (the “Wire Transfer Instructions”) designating the bank accounts to which the Purchase Price in respect of the Applicable Purchased Interests shall be paid by Buyer to Seller (or its designees) at the Closing.

(c)	Buyer Deliverables. At the Closing:

(i)	Each Buyer shall cause to be paid to the Applicable Seller (or its designees), by wire transfer of immediately available funds an amount equal to the applicable Purchase Price in respect of the Purchased Interests being purchased from such Seller, which shall be delivered into the bank accounts as set forth in the Wire Transfer Instructions.

(ii)	Each Buyer shall deliver to the Applicable Seller the certificate required by Section 6.03(c).

(d)	Seller Deliverables. At the Closing, each Seller shall cause to be delivered to the Applicable Buyer:

(i)	customary evidence of the transfer of the Purchased Interests being purchased by such Buyer (as set forth on Schedule A) to such Buyer;

(ii)	the certificate required by Section 6.02(c); and

(iii)	a duly executed IRS Form W-9 for such Seller.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller hereby makes the following representations and warranties to the Applicable Buyer.

Section 3.01 Existence and Power.

Such Seller, if an entity, is duly created and validly existing under the laws governing its formation and has all power and authority necessary to own or lease all of its properties and assets and to carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, prevent the consummation of the transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of such Seller to consummate the Applicable Sale.

Section 3.02 Authority of Seller; Enforceability.

(i) The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby are within such Seller’s powers, and (ii) this Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the Applicable Buyer, constitutes a legal, valid and binding agreement of such Seller, and is enforceable against such Seller in accordance with its terms (subject to the Remedies Exception).

Section 3.03 Non-contravention.

The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby do not and will not:

(a)	if such Seller is an entity, contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of such Seller; and

(b)	assuming that all consents, approvals, authorizations, permits and registrations required from Governmental Authorities for the Applicable Sale are obtained and all filings with and notifications to Governmental Authorities required for the Applicable Sale are made and any waiting periods thereunder have terminated or expired, violate any Applicable Law with respect to such Seller, except as would not reasonably be expected to, individually or in the aggregate, prevent such Seller from consummating the Applicable Sale or otherwise have a material adverse effect on the ability of such Seller to consummate the Applicable Sale.

Section 3.04 Title.

Such Seller is the owner of, and has good and valid title to, the Applicable Purchased Interests (as indicated on Schedule A), free and clear of any Liens other than Permitted Liens and that upon transfer of such Purchased Interests to the Applicable Buyer at the Closing in accordance with this Agreement, the Applicable Buyer will own such Purchased Interests free and clear of any Liens, except for Permitted Liens.

Section 3.05 Absence of Litigation.

There is no Action pending against, or, to the actual knowledge of such Seller, threatened in writing against, or any order, judgment, ruling or decree imposed upon, such Seller (or, in the case of threatened actions, suits, investigations, proceedings or claims, would be before) or by, or any settlement agreement or other similar written agreement with any Governmental Authority that would reasonably be expected to prevent the consummation of the Applicable Sale by such Seller or otherwise have a material adverse effect on the ability of such Seller to consummate the Applicable Sale.

Section 3.06 No Other Representations or Warranties.

Seller hereby acknowledges and agrees that, the representations and warranties made by Applicable Buyer in Article IV are the sole representations and warranties being made by or on behalf of Applicable Buyer and its Affiliates and Representatives, and are exclusive of any other representations and warranties, including any implied warranties, and, except for the representations and warranties of Applicable Buyer expressly set forth in Article IV, none of Applicable Buyer or any of its Affiliates or Representatives have made, nor are any of them making, any express or implied representation or warranty, including any representation or warranty regarding the accuracy, sufficiency or completeness of any information provided to such Seller or any of its Representatives or prepared by or for Applicable Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Each Buyer hereby makes the following representations and warranties to Applicable Seller.

Section 4.01 Trust Existence and Power.

Such Buyer, if an entity, is duly created and validly existing under the laws governing its formation and has all power and authority necessary to own or lease all of its properties and assets and to carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, prevent the consummation of the Applicable Sale or otherwise have a material adverse effect on the ability of such Buyer to consummate the Applicable Sale.

Section 4.02 Trustee Authorization.

(i) The execution, delivery and performance of this Agreement by such Buyer and the consummation by such Buyer of the transactions contemplated hereby are within its powers, and (ii) this Agreement has been duly executed and delivered by such Buyer A, and, assuming due authorization, execution and delivery by Applicable Seller, constitutes a legal, valid and binding agreement of such Buyer, enforceable against such Buyer in accordance with its terms (subject to the Remedies Exception).

Section 4.03 Non-contravention.

The execution, delivery and performance by such Buyer of this Agreement and the consummation by such Buyer of the transactions contemplated hereby do not and will not:

(a)	if such Buyer is an entity, contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of such Buyer; and

(b)	assuming that all consents, approvals, authorizations, permits and registrations required from Governmental Authorities for the Applicable Sale are obtained and all filings with and notifications to Governmental Authorities required for the Applicable Sale are made and any waiting periods thereunder have terminated or expired, violate any Applicable Law with respect to such Buyer, except as would not reasonably be expected to, individually or in the aggregate, prevent such Buyer from consummating the Applicable Sale or otherwise have a material adverse effect on the ability of such Buyer to consummate the Applicable Sale.

Section 4.04 Absence of Litigation.

There is no Action pending against, or, to the actual knowledge of such Buyer, threatened in writing against, or any order, judgment, ruling or decree imposed upon such Buyer before (or, in the case of threatened actions, suits, investigations, proceedings or claims, would be before) or by, or any settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority that would reasonably be expected to prevent the consummation of the Applicable Sale or otherwise have a material adverse effect on the ability of such Buyer to consummate the Applicable Sale.

Section 4.05 Financing.

At the Closing, such Buyer will have sufficient funds on hand to enable such Buyer to pay the applicable Purchase Price for the purchase by such Buyer of the Applicable Purchased Interests.

Section 4.06 Investment Intention.

(i) Such Buyer has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of acquiring the Applicable Purchased Interests, has had an adequate opportunity to ask questions and receive answers from the Applicable Seller concerning any and all matters relating to the transactions contemplated by this Agreement and acquire such other information as deemed desirable by such Buyer and has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning the Applicable Purchased Interests, the companies issuing such interests and their businesses; (ii) such Buyer has received all the information it considers necessary or appropriate for deciding whether to purchase the Applicable Purchased Interests pursuant to this Agreement; (iii) such Buyer will acquire the Applicable Purchased Interests for investment purposes, for its own account and not with a view towards distribution or for sale in violation of the 1933 Act; (iv) such Buyer understands that certain of the Applicable Purchased Interests have not been registered under the 1933 Act, or any applicable state or foreign securities Applicable Laws, and cannot be sold unless subsequently registered under the 1933 Act or Applicable Laws concerning foreign securities or pursuant to an applicable exemption therefrom and pursuant to Applicable Laws concerning state securities, as applicable; and (v) such Buyer is able to bear the economic risk of an investment in the Purchased Interests and can afford to sustain a total loss of that investment.

Section 4.07 No Other Representations or Warranties.

Such Buyer hereby acknowledges and agrees that the representations and warranties made by Applicable Seller in Article III are the sole representations and warranties being made by or on behalf of Applicable Seller and its Affiliates and Representatives and are exclusive of any other representations and warranties, including any implied warranties, and, except for the representations and warranties of Applicable Seller expressly set forth in Article III, none of Applicable Seller or any of its Affiliates or Representatives have made, nor are any of them making, any express or implied representation or warranty, including any representation or warranty regarding the accuracy, sufficiency or completeness of any information provided to such Buyer or any of its Representatives or prepared by or for Applicable Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement. In furtherance of the foregoing, such Buyer acknowledges and agrees that except for the representations and warranties expressly set forth in Article III, the Applicable Purchased Interests are being sold on an “as is, where is” basis.

Article V
COVENANTS OF THE PARTIES

Section 5.01 Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, Buyers and Sellers shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to satisfy the conditions set forth in Article VI and consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including:

(i)	executing and delivering any additional documents and instruments necessary to consummate the transactions contemplated hereby;

(ii)	preparing and filing as promptly as practicable with any Governmental Authority or other Person all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement;

(iii)	obtaining (in any event, prior to the End Date) and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Person that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement;

(iv)	cooperating in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby; and

(v)	keeping the other Parties informed in all material respects and on a reasonably timely basis of:

(A)	any substantive communications received by such Party from, or given by such Party to, any Governmental Authority, in each case regarding any of the transactions contemplated by this Agreement; and

(B)	the status of any request, inquiry, investigation, action or legal proceeding from, by or before any Governmental Authority with respect to the transactions contemplated by this Agreement,

in each case, including by promptly furnishing the other Parties with copies of any written or electronic communications with any such Governmental Authorities.

Section 5.02 Public Announcements.

A Buyer shall obtain HWL’s prior written consent (email being sufficient) before such Buyer issues any press release concerning this Agreement and the transactions contemplated hereby.

Section 5.03 Exclusivity.

Applicable Seller agrees that between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, it shall not sell any of the Purchased Interests held by such Seller to any Person other than Applicable Buyer or another Buyer.

Article VI
CONDITIONS TO THE CLOSING

Section 6.01 Conditions to the Obligations of Each Party.

The respective obligations of each of the Parties to consummate the Sales are subject to the satisfaction (or waiver by all Sellers and Buyers) on or prior to the Closing Date of the following conditions:

(a)	no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Sales (an “Order”) shall have taken effect after the date hereof and shall still be in effect;

(b)	all consents, approvals, authorizations, permits and registrations from Governmental Authorities of competent jurisdiction required for the closing of the Sales shall have been obtained and shall be in full force and effect, and all waiting periods required thereunder shall have expired or been terminated; and

(c)	the Other Sale Transactions shall have been completed substantially concurrently with the Sales.

Section 6.02 Conditions to the Obligations of each Buyer.

The obligations of each Buyer to consummate the Applicable Sale are subject to the satisfaction (or waiver by such Buyer) on or prior to the Closing Date of the following further conditions:

(a)	Applicable Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(b)	the representations and warranties of Applicable Seller contained in Article III of this Agreement shall be true and correct at and as of the date hereof and the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, would not reasonably be likely to prevent the ability of Applicable Seller to consummate the Applicable Sale; and

(c)	such Buyer shall have received a certificate signed by Applicable Seller certifying to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03 Conditions to the Obligations of each Seller.

The obligations of each Seller to consummate the Applicable Sale are subject to the satisfaction (or waiver by such Seller) on or prior to the Closing Date of the following further conditions:

(a)	Applicable Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(b)	the representations and warranties of Applicable Buyer contained in Article IV of this Agreement shall be true and correct at and as of the date hereof and the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, would not reasonably be likely to prevent the ability of Applicable Buyer to consummate the Applicable Sale; and

(c)	such Seller shall have received a certificate signed by Applicable Buyer certifying to the effect that conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Article VII
TERMINATION; SURVIVAL

Section 7.01 Termination.

This Agreement may be terminated and the Sales may be abandoned at any time prior to the Closing:

(a)	by mutual written agreement of all Sellers and Buyers;

(b)	by either Buyers (acting unanimously) or Sellers (acting unanimously), by written notice to the other Parties, as applicable, if:

(i)	the Sales have not been consummated on or before May 18, 2026 (the “End Date”); or

(ii)	there shall be any Order permanently preventing the consummation of the Sales in effect that shall have become final and non-appealable;

(c)	by Buyers (acting unanimously), by written notice to Sellers, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Sellers set forth in this Agreement shall have occurred that:

(i)	would cause the conditions set forth in Section 6.02(a), or Section 6.02(b) or not to be satisfied; and

(ii)	is incapable of being cured by the End Date or, if curable, is not cured by Sellers within 30 days of receipt by Sellers of written notice of such breach or failure (or, if the End Date is less than 30 days from the date of receipt of such notice, by the End Date);

provided that Buyers shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if, at the time of the delivery of such notice, any Buyer is in material breach of its obligations under this Agreement; and

(d)	by Sellers (acting unanimously), by written notice to Buyers, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyers set forth in this Agreement shall have occurred that:

(i)	would cause the conditions set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied; and

(ii)	is incapable of being cured by the End Date or, if curable, is not cured by Buyers within 30 days of receipt by Buyers of written notice of such breach or failure (or, if the End Date is less than 30 days from the date of receipt of such notice, by the End Date);

provided that Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if, at the time of the delivery of such notice, any Seller is in material breach of its obligations under this Agreement.

Section 7.02 Effect of Termination.

If this Agreement is terminated in accordance with Section 7.01, this Agreement shall become void and of no effect and without liability to any of the Parties, in each case, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), in each case whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any laws or otherwise; provided that the provisions of this Section 7.02, and Article VIII shall survive any termination hereof in accordance with Section 7.01.

Section 7.03 No Survival.

The Parties acknowledge and agree that except for (a) this Section 7.03, (b) Article VIII and (c) those covenants and agreements that by their terms apply or are to be performed after the Closing, the representations, warranties, covenants and agreements of the Parties contained in this Agreement (and any certificate delivered pursuant to Article VI of this Agreement) shall not survive beyond the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing on the part of any Party, any of its Affiliates or any of their respective Representatives.

Article VIII
MISCELLANEOUS

Section 8.01 Notices.

All notices, requests and other communications to any Party shall be in writing and shall be deemed given if delivered personally, sent by electronic mail transmission (with confirmation of receipt of such electronic mail received by return electronic mail) or sent by overnight courier (providing proof of delivery) to the Parties at the addresses set forth below.

if to Buyers, to:

Lutnick 1999 Descendants’ Trust

499 Park Avenue

New York, NY 10022

Attn: Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, Individual Trustees

Email: [***]

if to Sellers, to:

Allison Lutnick

9701 Collins Avenue

Miami Beach, FL 33154

Email: [***]

Howard W. Lutnick Family Trust

9701 Collins Avenue

Miami Beach, FL 33154

Attn: Howard W. Lutnick, Invetsment Trustee

Email: [***]

HWL Personal Asset Trust

9701 Collins Avenue

Miami Beach, FL 33154

Attn: Howard W. Lutnick, Trustee

Email: [***]

or to such other address or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 8.02 Amendments and Waivers.

Subject to Section 8.12, any provision of this Agreement may be amended, supplemented or waived in any and all respects at any time, if, but only if, such amendment, supplement or waiver is in writing and is signed, in the case of an amendment or supplement, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

Section 8.03 Costs and Expenses.

All costs and expenses incurred in connection with this Agreement, the Sales and the other transactions contemplated by this Agreement shall be paid by the Party incurring such cost or expense.

Section 8.04 Binding Effect; Benefit; Assignment.

(a)	The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their successors and permitted assigns.

(b)	No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party. Any purported assignment, delegation or transfer not permitted by this Section 8.04(b) is null and void.

Section 8.05 Governing Law.

This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.06 Jurisdiction.

The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery shall not have or declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware or other Delaware state court) (the “Chosen Courts”), and each of the Parties hereby irrevocably consents to the sole and exclusive jurisdiction of the Chosen Courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such Chosen Court or that any such Action brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each Party also irrevocably and unconditionally agrees that service of process on such Party may be made on such Party as provided in Section 8.01, and that service made in such manner shall be deemed effective service of process on such Party and shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by Applicable Law.

Section 8.07 Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

Section 8.08 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties; provided that a .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 8.09 Entire Agreement.

This Agreement and all exhibits and schedules hereto constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and understandings, whether oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 8.10 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable by any Applicable Law, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination that any term or other provision is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law and in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.11 Specific Performance; Remedies.

The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specified terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof to which such Party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Neither Party shall be required to provide any bond or other security in connection with any such order or injunction.

Section 8.12 Binding Effect on Sellers.

Any action taken with respect to this Agreement by HWL shall be binding on all Sellers. In furtherance of the foregoing, HWL may unilaterally provide any document, consent, agreement or waiver on behalf of the Sellers under this Agreement and such document, consent, agreement or waiver shall be binding on all Sellers.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers or signatories as of the date set forth on the cover page of this Agreement.

ALLISON LUTNICK, Seller

By:	/s/ Allison Lutnick
	Name:	Allison Lutnick

HWL PERSONAL ASSET TRUST, Seller

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Trustee

HOWARD W. LUTNICK FAMILY TRUST, Seller

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Investment Trustee

[Signature Page to Purchase Agreement (All Other Purchases)]

LUTNICK 1999 DESCENDANTS’ TRUST, Buyer

By:	/s/ Kyle S. Lutnick
	Name:	Kyle S. Lutnick
	Title:	Individual Trustee

By:	/s/ Brandon G. Lutnick
	Name:	Brandon G. Lutnick
	Title:	Individual Trustee

By:	/s/ Casey J. Lutnick
	Name:	Casey J. Lutnick
	Title:	Individual Trustee

By:	/s/ Ryan G. Lutnick
	Name:	Ryan G. Lutnick
	Title:	Individual Trustee

[Signature Page to Purchase Agreement (All Other Purchases)]

Schedule A
Purchased Interests

Seller	Record Owner	Buyer	Purchased Interests	Purchase Price
HWL Personal Asset Trust	Howard W. Lutnick, as Trustee of the HWL Personal Asset Trust	Lutnick 1999 Descendants’ Trust	1,000 Voting Units of Tangible Benefits, LLC	$342,235.10
HWL Personal Asset Trust	Howard W. Lutnick, as Trustee of the HWL Personal Asset Trust	Lutnick 1999 Descendants’ Trust	10,000 voting units of KBCR Management Partners, LLC	$12,754,560.61
Allison Lutnick	Allison Lutnick	Lutnick 1999 Descendants’ Trust	14.75% of LFA, LLC	$1,924,896.53

	Aggregate Purchase Price			$15,021,692.23